Exhibit (a)(5)(E)

For Immediate Release

June 17, 2010

Hart-Scott-Rodino Act Waiting Period Expires for SAP’s Acquisition of

Sybase, Inc.

WALLDORF, Germany — June 17, 2010 — SAP today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act) at 11:59 p.m. EDT, on June 16, 2010, with respect to SAP’s previously announced proposed acquisition of Sybase, Inc.

As previously announced, on May 26, 2010 SAP’s indirectly wholly-owned subsidiary, Sheffield Acquisition Corp., commenced a cash tender offer for all outstanding shares of common stock of Sybase, Inc. at a price of $65.00 per share. The tender offer is being made pursuant to an Offer to Purchase, dated May 26, 2010, and in connection with the Agreement and Plan of Merger, dated May 12, 2010, by and among SAP America, Inc., Sheffield Acquisition Corp., and Sybase, which SAP and Sybase announced on May 12, 2010.

Expiration of the HSR Act waiting period satisfies one of the conditions to the tender offer. The tender offer remains subject to other conditions described in the Offer to Purchase.

About SAP

SAP is the world’s leading provider of business software (*), offering applications and services that enable companies of all sizes and in more than 25 industries to become best-run businesses. With more than 97,000 customers in over 120 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE, under the symbol “SAP.” For more information, visit http://www.sap.com/.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents), which was filed by SAP, SAP America, Inc. and Sheffield Acquisition Corp. with the U.S. Securities and Exchange Commission (the “SEC”) on May 26, 2010. In addition, on May 26, 2010, Sybase filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of Sybase are strongly advised to read the tender offer statement and the related solicitation/recommendation statement because they contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Sybase at no expense to them. These documents are available at no charge on the SEC’s web site at http://www.sec.gov. The tender offer statement and related materials may be obtained for free by directing a request by mail to the information agent for the tender offer, Mackenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or by calling toll-free (800) 322-2885.

Follow SAP on Twitter at @sapnews.

For more information, press only:

Christoph Liedtke, SAP, +49 (6227) 7-50383, christoph.liedtke@sap.com, CET

Jim Dever, SAP, +1 (610) 661-2161, james.dever@sap.com,

Mark Wilson, Sybase, +1 (925) 236-4891, mark.wilson@sybase.com, PDT

For more information, financial community only:

Stefan Gruber, SAP, +49 (6227) 7-44872, investor@sap.com, CET

Martin Cohen, SAP, +1 (212) 653-9619, investor@sap.com, EDT

Charlie Chen, Sybase, +1 (925) 236-6015, charlie@sybase.com, PDT

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction. Sybase is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer and the satisfaction of closing conditions, including the receipt of regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

(*)	SAP defines business software as comprising enterprise resource planning, business intelligence, and related applications.